PRO FORMA DATA

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical statements of Norwood Financial Corporation (“Norwood”) and North Penn Bancorp, Inc. (“North Penn”), after giving effect to the merger and adjustments described in the accompanying footnotes. The acquisition by Norwood of North Penn has been accounted for under the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method, North Penn’s assets and liabilities as of the date of the acquisition have been recorded at their respective fair values and added to those of Norwood. Any differences between the purchase price for North Penn and the fair value of the identifiable net assets acquired have been recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Norwood in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Norwood issued after the acquisition will reflect the results attributable to the acquired operations of North Penn since May 31, 2011, the date of completion of the acquisition. The merger has been effected by the issuance of shares of Norwood common stock and cash to North Penn shareholders.

The unaudited pro forma combined financial information provides each share of North Penn common stock was exchanged for either 0.6829 shares of Norwood common stock or $19.12 in cash.   All shareholder elections were subject to allocation and proration procedures set forth in the merger agreement which are intended to ensure that, in the aggregate, the total cash consideration (for common shares, options and unallocated shares held by the ESOP) will be $12,194,000. The shares of Norwood common stock issued illustrated in this pro forma were assumed to be recorded at $27.76 per share, the closing sale price of Norwood common stock on May 31, 2011.  Former North Penn security holders own approximately 16.1% of the voting stock of the combined company after the merger.

The following unaudited pro forma combined consolidated balance sheet as of March 31, 2011 and unaudited pro forma combined consolidated statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010 combine the historical financial statements of Norwood and North Penn. The unaudited pro forma financial statements give effect to the merger as if it occurred on March 31, 2011 with respect to the balance sheet, and on January 1, 2011 and January 1, 2010 with respect to the statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. The unaudited pro forma financial statements were prepared with Norwood treated as the acquirer and North Penn as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Norwood to complete the merger will be allocated to North Penn’s assets and liabilities based upon their fair values as of the date of completion of the merger. The recorded fair value adjustments made to the acquired assets and liabilities of North Penn are considered preliminary at this time and are subject to change as Norwood finalizes its fair value determinations. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, include a closing share price of $27.76, which represents the closing price of Norwood’s common stock on May 31, 2011.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to Norwood’s financial statement presentation.

Norwood anticipates that the merger with North Penn will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Norwood and North Penn which are incorporated in this document by reference.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Condensed Pro Forma Balance Sheet as of March 31, 2011
($ In Thousands, Except Per Share Data)

	Norwood	North Penn	Pro Forma		Pro Forma
	Financial Corp.	Bancorp, Inc.	Adjustments		Combined
Assets
Cash and due from banks	$5,670	$1,931	$--		$7,601
Interest bearing deposits with other banks	13,864	233	--		14,097
Federal funds sold	--	18,221	--		18,221
Cash and cash equivalents	19,534	20,385	--		39,919

Investment securities available for sale	143,104	13,938	(12,194)	(1)(4)	144,848
Investment securities held to maturity	170	--	--		170
Loans	350,128	122,152	(967)	(5)	471,313
Credit fair value of loans purchased	--	--	(2,558)	(6)	(2,558)
Loans, net of fair value adjustments	350,128	122,152	(3,525)		468,755
Allowance for possible loan losses	(5,780)	(1,574)	1,574	(6)	(5,780)
Loans, net	344,348	120,578	(1,951)		462,975
Investment in FHLB Stock, at cost	3,193	998	--		4,191
Bank Premises, Equipment, Furniture	4,798	3,767	(783)	(11)	7,782
Bank owned life insurance	8,333	3,195	--		11,528
Accrued interest receivable	2,191	608	--		2,799
Foreclosed real estate owned	948	--	--		948
Goodwill	--	--	11,521	(1)	11,521
Identifiable intangible assets	--	43	895	(3)	938
Other assets	4,807	2,164	1,629	(9)(10)	8,100
Total Assets	$530,926	$165,676	$(883)		$695,719

Liabilities
Non-interest bearing demand	$62,736	$7,165	$--		$69,901
Interest-bearing	334,384	130,588	815	(7)	465,787
Total Deposits	397,120	137,753	815		535,688

Fed Funds Purchased and Repo’s	25,465	--	--		25,465
Other Borrowed Money	35,000	7,000	776	(8)	42,776
Accrued interest payable	1,343	218	--		1,560
Other Liabilities	3,424	829	2,658	(9)	6,911
Total liabilities	462,351	145,800	4,249		612,400

Equity Capital
Preferred Stock	--	--	--		--
Common Stock	284	158	(105)	(1)(2)	337
Additional Paid-in Capital	9,867	13,764	927	(2)	24,558
Retained Earnings	59,507	9,068	(9,068)	(2)	59,507
Less: cost of treasury stock	(2,388)	(2,561)	2,561	(2)	(2,388)
Less: ESOP	--	(818)	818	(2)	--
Accumulated Other Comprehensive Income	1,305	265	(265)	(2)	1,305
Total Stockholders' Equity	68,575	19,878	(5,132)		83,319
Total liabilities and equity	$530,926	$165,676	$(883)		$695,719

Per Share Data
Shares Outstanding	2,761,912	1,335,524	(804,414)	(1)	3,293,022
Book Value Per Share	$24.83	$14.88	$--		$25.30
Tangible Book Value Per Share	$24.83	$14.85	$--		$21.52

Consolidated Level
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2011
(In Thousands, Except Per Share Data)

	Norwood	North Penn	Pro Forma		Pro Forma
	Financial Corp.	Bancorp, Inc.	Adjustments		Combined
Interest Income
Loans receivable, including fees	$4,928	$1,741	$10	(5)(6)	$6,679
Interest on investment securities	1,090	119	(138)	(4)(9)	1,071
Other	8	21	--		29
Total interest income	6,026	1,881	(128)		7,779

Interest Expense
Deposits	885	441	(120)	(7)	1,206
Short-term borrowings	24	--	--		24
Other borrowings	336	81	(45)	(8)	372
Total interest expense	1,245	522	(165)		1,602

Net interest income	4,781	1,359	37		6,177
Provision for loan losses	220	45	--		265
Net interest income after provision for loan losses	4,561	1,314	37		5,912

Other Income
Service charges and fees	549	31	--		580
Income from fiduciary activities	113	--	--		113
Net realized gains (losses) on sales of securities	212	(8)	--		204
Gain on sale of loans and servicing rights	143	--	--		143
Other	191	54	--		245
Total other income	1,208	77	--		1,285

Other Expense
Salaries and employee benefits	1,701	603	--		2,304
Occupancy, furniture & equipment, net	398	167	(7)	(11)	558
Data processing related	215	43	--		258
Taxes, other than income	129	21	--		150
Professional fees	134	77	--		211
Merger related expenses	267	77	(344)	(9)	--
FDIC insurance assessment	120	51	--		171
Other real estate owned	19	19	--		38
Amortization of intangibles	--	2	41	(3)	43
Other operating expenses	551	102	--		653
Total other expenses	3,534	1,162	(310)		4,386

Income before taxes	2,235	229	347		2,811
Applicable income taxes	575	102	118	(10)	795
Net income	$1,660	$127	$229		$2,016

Per Share Data
Basic earnings per share	$0.60	$0.10	$--		$0.61
Diluted earnings per share	$0.60	$0.09	$--		$0.61
Basic EPS weighted average shares outstanding	2,767	1,287	(756)	(1)	3,298
Diluted EPS weighted average shares outstanding	2,770	1,388	(857)	(1)	3,301

Consolidated Level
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2010
($ In Thousands, Except Per Share Data)

	Norwood	North Penn	Pro Forma		Pro Forma
	Financial Corp.	Bancorp, Inc.	Adjustments		Combined
Interest Income
Loans receivable, including fees	$21,101	$7,130	$45	(5)(6)	$28,276
Interest on investment securities	4,529	601	(551)	(4)(9)	4,579
Other	57	77	--		134
Total interest income	25,687	7,808	(506)		32,989

Interest Expense
Deposits	4,283	1,980	(402)	(7)	5,861
Short-term borrowings	117	--	--		117
Other borrowings	1,623	484	(182)	(8)	1,925
Total interest expense	6,023	2,464	(584)		7,903

Net interest income	19,664	5,344	78		25,086
Provision for loan losses	1,000	384	--		1,384
Net interest income after provision for loan losses	18,664	4,960	78		23,702

Other Income
Service charges and fees	2,231	225	--		2,456
Income from fiduciary activities	405	--	--		405
Net realized gains on sales of securities	448	(54)	--		394
Gain on sale of loans and servicing rights	307	123	--		430
Other	673	178	--		851
Total other income	4,064	472	--		4,536

Other Expense
Salaries and employee benefits	6,507	2,484	--		8,991
Occupancy, furniture & equipment, net	1,560	593	(26)	(11)	2,127
Data processing related	803	114	--		917
Taxes, other then income	524	86	--		610
Professional fees	650	326	--		976
FDIC insurance assessment	474	186	--		660
Other real estate owned	41	28	--		70
Amortization of intangibles	52	4	163	(3)	219
Merger related expenses	--	164	(164)	(9)	--
Other operating expenses	2,142	518	--		2,660
Total other expenses	12,753	4,504	(27)		17,230

Income before taxes	9,975	928	105		11,008
Applicable income taxes	2,662	214	36	(10)	2,912
Net income	$7,313	$714	$69		$8,096

Per Share Data
Basic earnings per share	$2.65	$0.53	$--		$2.46
Diluted earnings per share	$2.64	$0.52	$--		$2.42
Basic EPS weighted average shares outstanding	2,762	1,339	(804)	(1)	3,297
Diluted EPS weighted average shares outstanding	2,766	1,383	(804)	(1)	3,345

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The acquisition was effected by the issuance of shares of Norwood common stock and cash to North Penn’s shareholders.  Each share of North Penn common stock was exchanged for either 0.6829 shares of Norwood common stock or $19.12 in cash.   All shareholder elections were subject to allocation and proration procedures set forth in the merger agreement which were intended to ensure that, in the aggregate, the total cash consideration (for common shares, options and unallocated shares held by the ESOP) will be $12,194,000. The shares of Norwood common stock issued illustrated in this pro forma were assumed to be recorded at $27.76 per share, the closing sale price of Norwood common stock on May 31, 2011.

The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of North Penn at their fair values and represents management’s best estimate based upon the information available at this time. The recorded fair value adjustments made to the acquired assets and liabilities of North Penn are considered preliminary at this time and are subject to change as Norwood finalizes its fair value determinations. The unaudited pro forma combined financial statements for the acquisition are included only as of and for the three months ended March 31, 2011 and the year ended December 31, 2010. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
And Reconciliation of Pro Forma Shares Outstanding at March 31, 2011

		March 31,
($ in thousands except per share data)		2011

Purchase Price Consideration in Common Stock (1)
North Penn common shares settled for stock	777,727
Exchange Ratio	0.6829
Norwood shares to be issued	531,110
Value assigned to Norwood common share	$27.76
Purchase price assigned to North Penn common shares exchanged for Norwood stock		$14,744

Purchase Price Consideration - Cash for Common Stock (1)
North Penn shares exchanged for cash	471,446
Purchase price paid for each North Penn common share exchanged for cash	$19.12
Aggregate purchase price assigned to North Penn common shares exchanged for cash		9,014

Purchase Price Consideration - Cash for Outstanding Options
North Penn options outstanding	157,246
Weighted average strike price	$9.29
Options settlement price	$19.12
In-the-money value for North Penn options cashed out	$9.83
Purchase price assigned to North Penn options settled for cash		1,546

Purchase Price Consideration - Cash for Unallocated ESOP Shares (1)
North Penn Unallocated ESOP Shares Outstanding	85,471
Unallocated ESOP Shares settlement price per share	$19.12
Purchase price assigned to North Penn unallocated ESOP shares settled for cash		1,634

Total Purchase Price		26,938

Net Assets Acquired:

North Penn shareholders’ equity	$19,876
North Penn goodwill and intangibles	—

Estimated adjustments to reflect assets acquired at fair value:
Investments	—
Loans	(3,525)
Allowance for loan losses	1,574
Core deposit intangible	895
Premises & equipment	(783)
Deferred tax assets	1,629

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(815)
Borrowings	(776)
Transaction merger liabilities accrued at closing	(2,658)
		15,417
Goodwill resulting from merger		$11,521

(1) Common shares outstanding at March 31, 2011 total 1,287,278 which include 85,471 unallocated ESOP shares. The agreement required the unallocated ESOP shares to be paid in cash. The agreement also required 47,366 of restricted stock awards that are not included in the outstanding shares to paid out in accordance with the election procedures and are included above as shares to be settled for cash and common stock.

2)
Adjustment to reflect the issuance of common shares of Norwood common stock with a $0.10 par value in connection with the merger and the adjustments to shareholders’ equity for the reclassification of North Penn historical equity accounts (common stock, accumulated other comprehensive income, cost of treasury stock, and earnings) into additional paid-in capital.

3)
Adjustment of $895 thousand to core deposit intangible to reflect the fair value of this asset and the related amortization adjustment based upon an expected life of ten years and using a sum of the years digits method. The amortization of the core deposit intangible is expected to increase pro forma pre-tax non-interest expense by $163 thousand in the first year following consummation.

4)
Since all investments were recorded as available for sale and at fair value no balance sheet adjustment is necessary. Statement of operation adjustments reflect amortization of the available for sale premium which will be prospectively amortized based on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $120 thousand in the first year following consummation.  Balance sheet adjustment includes $12.2 million pro form adjustment to reflect the use of cash to fund the acquisition.  Lost interest income of $365 thousand is expected, assuming a 3.0% investment rate.

5)
Adjustment of $967 thousand, decreasing the balance of loans acquired to reflect fair values of loans based on current interest rates of similar loans, net of existing unamortized deferred loan origination fees and costs. The adjustment will be recognized using the level yield amortization method based upon the expected life of the loans. This adjustment is expected to decrease pro forma pre-tax interest income by $456 thousand in the first year following consummation.

6)	Adjustments to reflect the fair value of loans include:

•	Adjustment of $1.6 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805.

•
Adjustment of $384 thousand for loans within the scope of ASC 310-30. As result of a detailed analysis by management of all criticized loans, $1.9 million of loans were determined to be within the scope of and evaluated under ASC 310-30. This review considered payment history, relevant collateral values, debt service ratios and other factors to identify loans which evidenced deterioration of credit quality since origination and which management determined that it was probable, at acquisition, that the collection of all contractually required payments receivable would not be possible. The contractually required payments receivable related to ASC 310-30 loans is approximately $3.6 million with excepted cash flow to be collected of $1.9 million. The estimated fair value of such loans is $1.6 million, with a nonaccretable difference of $1.7 million and accretable yield of $329 thousand. The fair value of loans falling within the scope of ASC 310-30 was determined in accordance with guidelines of ASC 310. Fair value represents the calculated accretable yield (based on comparison of expected cash flows and contractual cash flows) deducted from the expected cash flows analysis. Assumptions utilized in the above calculations included an adjustment to collateral value after consideration of available appraisal documentation and the expected cash flows available for future reduction in debt payment.

•
Adjustment of $2.2 million for all remaining loans determined not to be within the scope of ASC 310-30. Loans which are not within the scope of ASC 310-30 totaled $119.8 million. The credit quality adjustment will be recognized using the effective yield method over the life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $387 thousand in the first year following completion of the acquisition.

In determining the fair value of the loans which are not within the scope of ASC 310-30, the acquired loan portfolio was evaluated based on risk characteristics and other credit and market criteria to determine a credit quality adjustment to the fair value of the loan acquired. The acquired loan balance was reduced by the aggregate amount of the credit quality adjustment in determining the fair value of the loans.

7)
Adjustment of $815 thousand to reflect the fair values of interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $402 thousand in the first year following consummation.

8)
Adjustment of $776 thousand to reflect fair values of long-term debt which consists primarily of FHLB advances at various terms and maturities, net of previous unamortized balances. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $182 thousand in the first year following consummation.

9)
Adjustment relates to recognition of estimated merger obligations and cost of $2.7 million recorded as a liability on the closing date. The adjustment to the statements of operations relates to the removal of direct incremental transaction costs recorded in the historical financial statements of both companies. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $2.7 million) related to these charges, which approximates $65 thousand annually following consummation assuming a 3.0% cost of funds.

10)
Adjustment to reflect the net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense. It is noted that a tax benefit was not taken for certain merger obligations and costs that were considered to be not tax deductable.

11)
Adjustment of $783 thousand to reflect a decrease in fair value for premises and equipment. The amortization of the fair value adjustment is presented over a 30 year period. The adjustment is expected to decrease pro forma occupancy and equipment expense by $26 thousand in the first year of consummation.